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                                                                      EXHIBIT 14


                              BROADVIEW MEDIA, INC.

CODE OF ETHICS


           A MESSAGE FROM THE CHAIRMAN & CHIEF EXECUTIVE OFFICER (CEO)




Dear Colleague:

This is your copy of Broadview Media's' Code of Ethics.

Broadview is committed to the highest level of integrity in all of our dealings. We know that our reputation, based on many years of trust by our customers is one of our most valuable corporate assets. The Code of Ethics cannot, and does not, anticipate every issue in which choices and decisions must be made. You each will still be called upon to follow sound operating practices and procedures, and make important professional decisions. You are encouraged to discuss any questions or concerns you have about the Code of Ethics or the propriety of any conduct with your manager, human resources representative or the CFO (Chief Financial Officer). Reports of violations or suspected violations will be treated as confidentially as possible subject to the Company's need to investigate, and no person who suspects a violation and reports it in good faith will be subject to retaliation. If you wish to remain anonymous in reporting a violation or suspected violation, that option is available to you. You are required to read, understand and sign the Code of Ethics Certification on the last page of the Broadview Media Code of Ethics acknowledging that you will comply with the Code of Ethics. Please return the signed form to your supervisor.

Sincerely,



Terry Myhre
Chairman and CEO




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                              BROADVIEW MEDIA, INC.
                                 CODE OF ETHICS

                                     TOPICS

INTRODUCTION       BROADVIEW CORE VALUES
1.                 STATEMENT OF POLICY-CODE OF ETHICS
2.                 IMPLEMENTATION AND ENFORCEMENT
3.                 RELATIONS WITH COMPETITORS AND OTHER THIRD PARTIES
4.                 INSIDER TRADING, SECURITIES COMPLIANCE AND PUBLIC STATEMENTS
5.                 PROTECTION AND PROPER USE OF COMPANY ASSETS
6.                 FINANCIAL REPORTING
7.                 HUMAN RESOURCES
8.                 ENVIRONMENTAL, HEALTH AND SAFETY
9.                 CONFLICTS OF INTEREST
10.                CONFIDENTIAL INFORMATION
11.                GIFTS & ENTERTAINMENT POLICY
12                 CORPORATE POLITICAL ACTIVITY
13.                CONCLUSION  & ACCEPTANCE FORM

BROADVIEW'S CORE VALUES

As Broadview continues to build on many years of success, we strive to operate under a set of values to guide our actions in fulfilling responsibilities to our stakeholders: shareholders, customers, employees, business partners, suppliers and communities. These values include:

CUSTOMER FOCUS:
We strive to identify, anticipate and exceed customer expectations.

LEADERSHIP:
We intend to be leaders in product quality and innovation, and in customer satisfaction.

INTEGRITY:
We strive to ensure that integrity and sound ethics guide our behavior in all that we do.

PEOPLE:
We strive to provide an environment that enables people with diverse backgrounds and capabilities to succeed.

PERFORMANCE:
We strive to create value for stakeholders through strong financial performance.

OPPORTUNITY
We strive to see the opportunities available in every situation and make the most of these opportunities.



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1.  STATEMENT OF POLICY - CODE OF ETHICS

Broadview understands the importance of ensuring that all business conduct and practices are lawful and ethical. It is the responsibility of all Broadview personnel to behave in a manner that is both consistent with our values and in accordance with applicable laws.

PURPOSE
The Code of Ethics (the "Code") is designed to highlight Broadview's values as well as to guide each employee's conduct. By upholding these values, we will provide outstanding service to our clients and customers and ensure shareholder confidence, thus earning a leadership position in our businesses.

APPLICATION
Broadview's Code of Ethics applies to all officers, directors, employees, independent sales representatives, temporary workers, independent contractors, consultants, suppliers and vendors. Therefore, the term "employee" used in the Code refers to employees and non-employees alike, and both employees and non-employees are expected to know and abide by the Broadview Code. However, the Code should not be interpreted as creating a relationship other than specifically detailed in any agent or consultant agreements with Broadview. The Code does not constitute a promise of continued employment or a policy regarding employment. Those policies are described in the Employee Handbook. The Code does define the standard of behavior we expect from anyone representing Broadview as a company and its products and services.

This Code of Ethics is not intended to be and does not constitute a contract of employment between Broadview and its employees. If you are an employee and do not have a written Employment Agreement with Broadview, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice. Broadview also has the same option to terminate your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice.

COMPLIANCE WITH THE LAW
Broadview and its employees shall comply with all applicable laws and regulations as well as our policies. It is everyone's responsibility to know and understand legal and policy requirements as they apply to his or her responsibilities.

MANAGEMENT LEADERSHIP
It is especially important that managers understand and are familiar with the Code since managers, as team leaders within Broadview, are ethical role models and must exhibit the highest standard of integrity in all dealings. As such, managers must avoid even the appearance of unethical or potentially damaging behavior. This includes ensuring that product statements are valid and honest, and competitors are treated fairly. Managers are also responsible for the development of employees' commitment and ability to make sound ethical judgments.


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ADDITIONAL RESOURCES
If you find yourself in a situation that deals with an ethical or legal matter that lies outside the scope of the Code, you are encouraged to consult with your manager, your human resources representative or CFO. Reports of violations will be treated confidentially to the extent you desire and no person who in good faith voices a complaint will be subject to retaliation.

2. IMPLEMENTATION AND ENFORCEMENT

REPORTING SUSPECTED NON-COMPLIANCE
It is only with your help that can we ensure compliance with this Code. Therefore you are required to report instances of observed or suspected violations of this Code. Reports may be made directly to the CFO on an anonymous basis; however, the process of obtaining follow-up and clarifying information will be made much more effective if you identify yourself. If you prefer, your reports can instead be made directly to the Company's Audit Committee. In addition, a supervisor, manager, member of the human resources department, or other individual who receives a report of improper conduct, should pass this information along immediately to the CFO or the Audit Committee. In any event, the Audit Committee will follow up on and/or be involved in the investigation of most reported matters.

If you choose to remain anonymous in your reporting of a violation or a suspected violation, you should write up the incident and the related facts in detail as you understand them, and submit your written/typed report to the CFO, Chairman of the Audit Committee or other responsible supervisory person of your choosing, so that a thorough investigation can be completed.

ENFORCEMENT
All reported violations or suspected violations will be promptly investigated. Suspected violations will be treated seriously, and will result in immediate disciplinary action, up to and including termination of employment. In addition, the Company may take appropriate legal action for violations of this policy, including reporting illegal behavior to the proper law enforcement or other government authorities or pursuing a civil lawsuit. In addition, this policy will be periodically monitored for compliance. All employees must cooperate fully with any such compliance reviews, and provide truthful, complete and accurate information to the reviewers.

COOPERATION WITH INVESTIGATIONS/NON-RETALIATION
Broadview will not retaliate, either directly or indirectly, against any employee or other individual who in good faith reports a violation or suspected violation of this policy. Anyone who engages in retaliation in violation of this policy will be subject to disciplinary action, up to and including termination of employment. Anyone who believes that retaliation has occurred should promptly inform the CFO or the Company's Audit Committee. Employees will fully cooperate in connection with any investigation by a government body or agency. Employees are expected to follow any instructions given by management to assist in cooperating in connection with such an investigation. Retaliation against any employee for cooperating in an investigation or providing information in good faith to a government or law enforcement entity or a Company investigator is prohibited. In addition, any request for inspection, documents or other information from a government entity should be referred immediately to the CFO.


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3.  RELATIONS WITH COMPETITORS AND OTHER THIRD PARTIES

Each Broadview employee, officer and director should endeavor to deal fairly with our customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing. Broadview Media's policy is to comply fully with competition and antitrust laws. These laws generally prohibit companies from using illegal means to maintain, obtain or attempt to obtain a monopoly in a market. They also prohibit companies from engaging in unfair trade practices. Unfair trade practices include fixing prices, dividing markets, agreeing with competitors not to compete, or agreeing to boycott certain customers. It is advised that you consult with the COO or CFO before attending a meeting with a party who may be viewed as a competitor. No bribes, kickbacks, or other payments for illegal purposes shall be made to or for the benefit of government employees or officials, customers, or others. This policy extends not only to direct payments, but also to indirect payments made in any form through consultants or other third parties. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by our Chief Financial Officer or Audit Committee.

4.  INSIDER TRADING

Broadview Media has a securities trading policy and all employees, officers and directors must abide by its terms. This policy, among other things, provides that employees, officers and directors may not buy or sell shares of the Company when they are in possession of material, non-public information. They also are prohibited from passing on such information to others who might make an investment decision based on it.

Employees, officers and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. Any questions as to whether information is material or has been adequately disclosed should be directed to the CFO or the Company's outside legal counsel.

5.  PROTECTION AND PROPER USE OF COMPANY ASSETS

Collectively, employees, officers and directors have a responsibility for safeguarding and making proper and efficient use of our assets as well as those entrusted to us by our customers. Each of us has an obligation to prevent such property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that such equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all such tangible and intangible property.

6.  FINANCIAL REPORTING

All Broadview Media employees and officers are responsible for following any operational, administrative, documentation and accounting policies, procedures and controls applicable to their areas of responsibility. Internal controls provide assurance that the Company's interests and assets are protected and properly used, that Company reports are truthful, accurate and complete, that procedures are appropriate to achieve Company business objectives, and that



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administrative and accounting policies and procedures are complied with throughout the organization. Any deviation or deficiency in internal accounting, documentation or administrative control must be promptly reported to the Company's Chief Financial Officer and to the Audit Committee of the Board of Directors. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company's policies, procedures and system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. There should be no Company funds or assets maintained outside the Company's official financial records. The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company's document retention policy.

7.   HUMAN RESOURCES

LOANS TO DIRECTORS, OFFICERS, AND EMPLOYEES
The Company is prohibited from, directly or indirectly, making any loan to a director, officer, or employee of the Company or guaranteeing any loan or obligation on behalf of a director, officer or employee, except when not prohibited by law and upon the recommendation of the Company's CFO with approval of the Compensation Committee in connection with the relocation of an employee.

THE COMPANY ENCOURAGES THE REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR
Employees are encouraged to talk to their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, employees should report any violations or suspected violations of law, rules, regulations or this Code of Ethics to appropriate personnel. The Company will not allow retaliation against employees for such reports made in good faith.

THE COMPANY'S POLICY PROHIBITS ALL FORMS OF HARASSMENT OR OTHER IMPROPER CONDUCT The Company expects proper, professional conduct from each director, officer, and employee with other directors, officers, employees, and business associates at all times, in the workplace or in any Company business environment. Harassment and other improper conduct, regardless of the form or activity, will not be tolerated and will subject the person engaging in such behavior to discipline, which may include immediate termination "for cause." Please see Broadview's Employee Handbook for additional information.

EQUAL EMPLOYMENT
Broadview Media provides equal employment opportunities to all qualified persons, and expects all of its employees to adhere to laws, regulations and Company policies relating to equal opportunity and non-discrimination. Please see Broadview's Employee Handbook for additional information.

ELECTRONIC COMMUNICATIONS AND USE OF THE INTERNET
Everyone who works with the Company's computer resources is responsible to use these resources appropriately and only as authorized. Please see Broadview's Employee Handbook for additional information.



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COMPANY EMPLOYEE HANDBOOK
The provisions of this Code of Ethics are in addition to, and do not modify, replace or supersede, Broadview's other policies or procedures including, but not limited to, those policies and procedures set forth in Broadview's Employee Handbook and Broadview's other statements of policy or procedure, whether written or oral. Employees must adhere to other policies stated in the Broadview Media, Inc. Employee Handbook or elsewhere.

8.  ENVIRONMENTAL, HEALTH & SAFETY

The Company is committed to protecting the health and safety of all employees, as well as the environment in general. The Company expects employees to obey all laws and regulations designed to protect the environment, and the health and safety of all employees, and to obtain and fully observe all permits necessary to do business. All governmental agency inspections (for example, Occupational Safety and Health Administration (OSHA), Environmental Protection Agency (EPA), Department of Transportation (DOT), Department of Labor (DOL)) should be immediately reported to the CFO for his/her guidance.

9.  CONFLICTS OF INTEREST

The Company prohibits conflicts of interest unless specifically approved by the CEO. (The Board of Directors must approve any potential conflicts of interest involving officers or directors of either Broadview or one of its subsidiaries). A conflict of interest occurs when the private interest of an employee, officer or director interferes -- or appears to interfere -- in any way with the interests of the Company. There may be situations that create conflicts of interest, including the use of Company property for personal benefit or serving as a director of another corporation. Conflicts of interest may arise when employees are influenced by considerations of gain or benefit for themselves or their family members which conflict with their obligation to serve our best interest. Anything that would be a conflict of interest for an employee may also be a conflict of interest if it involves a family member. Employees are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect our business, involve misuse of a company position or resources, divert for personal gain any business opportunity from which Broadview may profit, or constitute a potential source of discredit to our name. Activities with potential conflicts of interest should be reported to the Company's CEO for clearance. It is the responsibility of the employee, officer or director to be mindful of potential conflicts of interest and to seek guidance if there could be any question raised by a third party. Conflicts of interests are prohibited as a matter of corporate policy. In this regard, employees, officers and directors are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered or come to them through the use of company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with Broadview directly or indirectly. Any employee, officer or director who becomes aware of a conflict or potential conflict, or who has a question about whether a conflict exists, should bring it to the attention of the Company's CFO or CEO, as applicable.


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10.  CONFIDENTIAL INFORMATION

Employees, officers and directors may learn information about the Company that is not known to the general public or to competitors. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers if disclosed, or information that associates of the Company have entrusted to it. Employees, officers and directors will be asked to sign non-disclosure agreements. Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its associates, except when disclosure is authorized or legally mandated. This obligation to protect confidential information does not end when an employee, officer or director leaves the Company. Any questions about whether information is confidential should be directed to the Company's CFO.

11.  GIFTS, ENTERTAINMENT AND TRAVEL

GIFTS
THE FOLLOWING MAY NOT BE ACCEPTED UNDER ANY CIRCUMSTANCES FROM ANY PARTY WITH AN EXISTING OR POTENTIAL RELATIONSHIP WITH THE COMPANY:

         o Money, gift certificates, stocks, bonds, notes, loans or any other evidence of ownership or obligation.

         o GIFTS FROM CURRENT OR PROSPECTIVE CUSTOMERS OR VENDORS (EXCEPT FOR TOKEN PROMOTIONAL ITEMS).

The following MAY be accepted:

         o Perishable gifts of less than $50 in value. At the recipient's discretion, such gifts are to be shared with all employees.

         o Books which have been autographed, personalized or emblazoned with the logo of the firm the giver represents.

         o Other promotional gifts which are CUSTOMARY, and which have a value of less than $50.

         IF GIFT IS OUTSIDE THE ABOVE GUIDELINES:
         o Return to sender with a letter of acknowledgement, or donate the item to charity. If returning the gift or donating it to charity is deemed inappropriate due to the nature of the relationship, the gift (along with its estimated value) should be reported to the employee's manager. The manager will consult with the CFO to determine the proper action.

ENTERTAINMENT ACCEPTANCE POLICY
The vendor should be present for all entertainment provided to employees. If the vendor is not present for the entertainment, the employee should pay fair value; otherwise, the invitation should be declined.

Entertainment (other than meals) with a value exceeding $150 should be approved in advance or by the employee's manager. This policy also applies to entertainment provided at seminars. Entertainment must be appropriate and professional.


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TRAVEL
To ensure avoidance of the appearance of impropriety, management should approve all business travel. This particularly applies to travel destinations that are typically considered vacation areas.

GIFTS TO OTHERS
The giving of gifts to government officials in all countries is generally prohibited. The same is true regarding gifts to procurement officials in commercial companies. Business courtesies such as meals, transportation, and entertainment provided to a customer must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of Broadview's products, application of products, service capabilities, or training).

12.   CORPORATE POLITICAL ACTIVITY

Broadview supports everyone's right to participate actively in the political process. No one should, however, solicit contributions for any political party, political committee or candidate for public office during work hours or on Broadview's property. No corporate funds, or other corporate assets, may be contributed directly or indirectly to any political party, political committee, or candidate for public office.


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13.   CONCLUSION AND ACCEPTANCE

EMPLOYEE ACKNOWLEDGMENT FORM
I have reviewed the Broadview Media Code of Ethics and am familiar with its contents. I understand that the Code contains important information and that it is my responsibility to read and comply with the policies contained in the Code. I also understand that the policies may be subject to change from time to time and that Broadview reserves the right to interpret and apply the policies contained in the Code of Ethics.

I further understand that I am to report violations or suspected violations of the Code to the CFO, or the Company's Audit Committee. It is my responsibility to report any observed or suspected violation of the Code and failure to do so may result in disciplinary action, up to and including termination of employment. I understand that I will not be subject to retaliation for reporting in good faith or participating in the investigation of any violation or suspected violation of the Code of Ethics.


EMPLOYEE'S FULL NAME
(printed):                                                             SSN:



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EMPLOYEE'S
SIGNATURE:                                                         DATE:



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DEPARTMENT                                                     CITY/STATE:


--------------------------------------------------------------------------------


While they may change from time to time, the following individuals hold positions, which are referenced herein:

CEO                                                  CFO
---                                                  ---

TERRY MYHRE                                          H. MICHAEL BLAIR
c/o MSB                                              c/o Broadview Media, Inc.
1401 W. 76th Street                                  4455 W. 77th Street
Richfield, MN  55423                                 Edina, MN  55435

612-861-2000                                         612-940-2797




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                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


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
RICHARD LETSCHE, COMMITTEE CHAIRMAN                ROBERT A. KRAMARCZUK          NELS JOHNSON
7435 Hyde Park Lane                                1237 W. Minnehaha Pkwy.       455 Vallejo St. #103
Edina, MN  55439                                   Minneapolis, MN 55419         San Francisco, CA 94133

951-944-2464                                       612-330-1606                  415-956-5653
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